U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Narwold                              Karen                 G.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)
UCAR International Inc.
Brandywine West
1521 Concord Pike, Suite 301
--------------------------------------------------------------------------------
                                    (Street)

Wilmington                            DE                 19803
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

UCAR International Inc.
UCR
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

10/10/2001

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

09/30/2001
________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

Vice President, General Counsel & Secretary
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                                                                                     8,540           D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                       708           I         (1)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)    Page 1 of 3       (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common
                                                                               Stock,
                                                                               par value,
Performance Option                                                             $.01 per
(right to buy)     $7.60                                     12/08/97 01/25/07 share     1,746            1,746       D
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common
                                                                               Stock,
                                                                               par value,
Time Option                                                                    $.01 per
(right to buy)     $35.00                                      (2)    02/08/06 share     8,000            8,000       D
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common
                                                                               Stock,
                                                                               par value,
Time Option                                                                    $.01 per
(right to buy)     $39.31                                      (3)    02/10/07 share     2,000             2,000      D
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common
                                                                               Stock,
                                                                               par value,
Time Option                                                                    $.01 per
(right to buy)     $37.60                                    02/10/98 02/10/07 share    10,000             10,000     D
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common
                                                                               Stock,
                                                                               par value,
Time Option                                                                    $.01 per
(right to buy)     $17.06                                      (4)    09/29/08 share     9,000              9,000     D
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common
                                                                               Stock,
                                                                               par value,
Time Option                                                                    $.01 per
(right to buy)     $15.50                                      (5)   12/17/08  share    36,000              36,000    D
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common
                                                                               Stock,
                                                                               par value,
Time Option                                                                    $.01 per
(right to buy)     $22.81   10/01/99    A       10,000         (6)   10/01/09  share    10,000              10,000    D
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common
                                                                               Stock,
                                                                               par value,
Time Option                                                                    $.01 per
(right to buy)     $14.00                                   02/28/05 02/28/10  share    20,000              20,000    D
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common
                                                                               Stock,
                                                                               par value,
Time Option                                                                    $.01 per
(right to buy)      $8.56                                   12/15/02 12/15/10  share    50,000              50,000    D
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common
                                                                               Stock,
                                                                               par value,
Time Option                                                                    $.01 per
(right to buy)      $8.85    9/25/01    A       57,500          (7)  09/25/11  share    57,500              57,500    D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:


/s/ Karen G. Narwold                                       March 13, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
Karen G. Narwold

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                           EXPLANATION OF RESPONSES:

Reporting Person        Narwold, Karen G.
Issuer Name             UCAR International Inc.
Address                 UCAR International Inc.
                        Brandywine West
                        1521 Concord Pike, Suite 301
                        Wilmington, DE  19803

(1) Represents the number of units attributable to the reporting person's participation in the Company Stock Fund option of the UCAR Carbon Savings Plan.
(2) 2,000 of such options became exercisable on May 2, 1996 and 2,000 of such options became exercisable on August 28, 1997. In addition, the reporting person was granted 4,000 options which will vest upon the earlier of (i) the date on which the closing price of the Company's Common Stock has been at least $50 per share for the previous 20 consecutive trading days or (ii) February 8, 2004.
(3) 500 of such options became exercisable on May 2, 1996 and 500 of such options became exercisable on August 28, 1997. In addition, the reporting person was granted 1,000 options which will vest upon the earlier of (i) the date on which the closing price of the Company's Common Stock has been at least $50 per share for the previous 20 consecutive trading days or (ii) February 10, 2005.
(4) Of such options, 3,000 vested on each of May 21, 1999, July 14, 1999 and September 29, 1999.
(5) Of such options, 12,000 vested on each of May 21, 1999, July 14, 1999 and December 17, 1999.
(6) Of such options, 3,333 vested on October 1, 2000 and 6,667 will vest upon the earlier of (i) October 1, 2006 or (ii) as to 3,333 of such options, the date on which the closing price of the Company's Common Stock has been at least $27.40 for 20 consecutive trading days and as to the remaining 3,334 of such options, the date on which the closing price of the Company's Common Stock has been at least $31.90 for 20 consecutive trading days.
(7) Options were granted as part of an annual grant. Of such options, 12,500 vested on September 25, 2001 and 45,000 will vest on September 25, 2003.


                                                         Page 3 of 3